FIRST AMENDMENT TO PURCHASE AGREEMENT


          This First Amendment to Purchase Agreement (this "Amendment") is entered into as of this 1st day of April, 1997 by and among Foodbrands America, Inc. ("Foodbrands"), KPR Holdings, Inc. ("KPR Holdings") on behalf of itself and as attorney in fact for each of the former shareholders (the "Shareholders") of Jos. Copperfield & Sons, Inc., formerly known as RKR-GP, Inc., with reference to the following circumstances:

          A. Foodbrands, KPR Holdings and the Shareholders previously entered into that certain Purchase Agreement dated November 14, 1995 (the "Agreement"). Terms not initially capitalized which are otherwise defined herein have the meaning set forth in the Agreement, except to the extent otherwise provided.

          B. In connection with Foodbrands entering into that certain Agreement and Plan of Merger (the "Merger Agreement") dated March 25, 1997 by and among Foodbrands, IBP, inc. ("IBP") and IBP Sub, Inc. ("Purchaser"), the parties entered into that certain letter agreement dated March 24, 1997 (the "Letter Agreement") and the parties desire to enter into this Amendment to amplify and clarify agreements reached in the Letter Agreement.

          Accordingly, the parties have entered into this Amendment for purposes of amending the Agreement and setting forth the mutual agreements reached as follows:

          1. 1997 Contingent Purchase Price Payment. The portion of the Contingent Purchase Price earned for FFY 1996 was payable on April 1, 1997 in the amount of $4,308,063.00 (the "Original Amount"). It is acknowledged by Sellers that the Original Amount has been paid by Foodbrands and received by Sellers. The parties acknowledge that Sellers could have elected to receive the Original Amount in Foodbrands Common Stock and Foodbrands desire to repurchase this right from Sellers and Sellers' desire to sell upon consummation of the Offer or the Merger (as those terms are defined in the Merger Agreement). To purchase this right to receive Foodbrands Common Stock for the FFY 1996 payment only, Foodbrands agrees that upon consummation of the Offer, an additional amount will be paid equal to $400,000.00 plus the product of (i) 328,233 (the number of shares of Foodbrands America common stock Sellers could have received on April 1, 1997) multiplied by (ii) the Share Price (as defined in the Merger Agreement) payable pursuant to the Merger Agreement less $13.125 (collectively, the "Additional Amount"). The parties also acknowledge that at the current Share Price, the Additional Amount would be $3,772,594.10. In the event the Offer is not consummated but the Merger is consummated, the Additional Amount will be paid at the Effective Time (as defined in the Merger Agreement). In the event that neither the Offer nor the Merger is consummated as contemplated by the Merger Agreement, the Sellers will only be entitled to the Original Amount, but, will have thirty (30) days from written notice of such event to make an election by delivering written notice to Foodbrands to receive the Original Amount in cash or in Foodbrands America Common Stock in accordance with the Agreement prior to this Amendment. In the event the Sellers elect, pursuant to the immediately preceding sentence, to receive Foodbrands Common Stock, they will promptly return the Original Amount in exchange for such shares. No interest will be payable on the Contingent Purchase Price.

          2. 1997 and 1998 Contingent Purchase Price Payments. If the Offer or Merger are consummated, with respect to those portions of the Contingent Purchase Price payable for FFY 1997 and FFY 1998 pursuant to the terms of the Agreement, Sellers, in accordance with the terms of the Agreement, will have the option of electing to receive common stock, par value $.05 of IBP (the "IBP Common Stock") at an exercise price of $22.50 per share, instead of Foodbrands America Common Stock at an exercise price of $13.125. In this regard the Agreement will be amended upon consummation of the Offer or Merger as follows:

               (a) In each Section 2.05(b), (c) and (d) of the Agreement, wherever the term "Foodbrands" appears, "IBP" shall be substituted. In the Election Notice attached as Exhibit C to the Agreement, in each instance that "Foodbrands" appears other than the first sentence, "IBP" will be substituted therefor.

               (b) In each instance where the term "Foodbrands" appears in Section 2.06(b) of the Agreement, "IBP" will be substituted therefor.

               (c)  The definition "Option Price" set forth in
Section 11.10 of the Agreement shall be amended to read in its entirety as follows:

               Option Price shall mean $22.50 ($22 1/2) per share. In case IBP shall at any time subdivide the outstanding shares of common stock into a greater number of shares, the Option Price in effect imme-diately prior to such subdivision shall be proportionately reduced, and conversely, in the case the outstanding shares of common stock of IBP shall be combined into a smaller number of shares, the Option Price in effect immediately prior to such combination shall be pro-portionately increased.
          3.   Additional Agreements.

               (a) From and after the Effective Time, IBP agrees to take all reasonable actions to cause Foodbrands to perform all obligations of Foodbrands under the Agreement. Without limiting or expanding the foregoing, it is understood and agreed that IBP is not guaranteeing performance and will not be required to expend any of its own funds except for the Contingent Purchase Price and as contemplated by subparagraph (b) below.

               (b) At the Effective Time of the Merger, IBP will execute and deliver to BAM Corporation a continuing guarantee in substantially the form of Exhibit A hereto.

          4. No Other Amendment. Except as specifically amended above, the Agreement shall remain in full force and effect and shall not be otherwise amended by this Amendment.

          5.   Entirety.  The Agreements reflected in this
Amendment constitute the entire understanding of the parties with respect to the subject matter hereof and supersede all prior negotiations and discussions including without limitation the Letter Agreement.

          6. Amendment. Subject to applicable law, this Amendment may be amended only in writing signed by each of the parties hereto.

          7. Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument and shall be effective when two or more counterparts have been signed by each of the parties hereto and delivered to the other parties.

          IN WITNESS WHEREOF, the parties have executed this First Amendment to Purchase Agreement as of the day and year first above written.

                                FOODBRANDS AMERICA, INC.



                                By /s/ R. Randolph Devening
                                  R. Randolph Devening, Chairman,
                                  President and Chief Executive
                                  Officer



                                KPR HOLDINGS, INC., for itself
                                and its agent and attorney-in-
                                fact for the shareholders


                                By /s/ William E. Rosenthal
                                  William E. Rosenthal, President

                                IBP, inc.


                                By /s/ Larry Shipley
                                  Larry Shipley, Executive Vice
                                  President - Corporate
                                  Development